CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our report dated November 14, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003 Annual Report to Shareholders of Columbia Mid Cap Value Fund (formerly Liberty Select Value Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants/Auditors of the Funds" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2004